Exhibit 28(g)(9)
State Street Navigator Securities Lending Trust
One Lincoln Street
Boston, MA 02111

State Street Bank and Trust Company
One Lincoln Street
Boston, MA 02111

November 29, 2016

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between State Street Bank and Trust Company and State Street Navigator Securities Lending Trust (the “Trust”) dated March 4, 1996, as amended (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the Trust (the “New Portfolio”):

•	State Street Navigator Securities Lending Portfolio I (formerly, State Street Navigator Securities Lending Prime Portfolio II)

We request that you act as the New Portfolio’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Portfolio the annual fee reflected on the fee schedule to the Agreement.

Additionally, please be advised that the following Portfolio has been renamed:

Renamed Portfolio:
Old Name	New Name
State Street Navigator Securities Lending Prime Portfolio	State Street Navigator Securities Lending Government Money Market Portfolio

Additionally, please be advised that the Trust is providing notice in accordance with the Agreement, that the State Street Navigator Securities Lending Government Portfolio and the State Street Navigator Securities Lending Short-Term Bond Portfolio were terminated effective April 29, 2016, the State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio was terminated effective September 30, 2016 and the State Street Navigator Securities Lending MET Portfolio was terminated effective November 29, 2016. Please remove these series from the Agreement. Please let me know if you have any questions.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Accepted:
State Street Navigator Securities Lending Trust		State Street Bank and Trust Company

By:	/s/ Ellen M. Needham	By:	/s/ Andrew Erickson
Name:	Ellen M. Needham	Name:	Andrew Erickson
Title:	President	Title:	Executive Vice President

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